EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stratus Properties, Inc.
Austin, Texas

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 31, 2010, with respect to the consolidated financial statements and schedule as of and for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, included in the December 31, 2009 Annual Report on Form 10-K , filed with the Securities and Exchange Commission.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for its noncontrolling interests in 2009.

/s/ Travis Wolff, LLP

Dallas, Texas
August 25, 2010